Exhibit 11

                           GreenMan Technologies, Inc.
                    Statement Regarding Net Income per Share
                                  June 30, 2002

                                                    Three Months Ended              Nine Months Ended
                                                 June 30,        June 30,        June 30,       June 30,
                                                   2001            2002            2001           2002
                                              -------------   -------------   -------------   -----------

Net income ................................   $     210,554   $     431,004   $     414,653   $   891,860
                                              =============   =============   =============   ===========
Net income per share - basic ..............   $         .02   $         .03   $         .03   $       .06
                                              =============   =============   =============   ===========
Weighted average shares outstanding .......      13,515,264      15,082,778      13,403,909    14,238,958
                                              =============   =============   =============   ===========